Exhibit 99.1

Kimco Realty Announces Second Quarter 2014 Operating Results; Solid Portfolio Fundamentals and Increase in Same-Property NOI Growth Continue Positive Momentum

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 29, 2014--Kimco Realty Corp. (NYSE:KIM) today reported results for the second quarter ended June 30, 2014.

Financial Results

Net income available to common shareholders for the second quarter of 2014 was $74.9 million, or $0.18 per diluted share, compared to $36.6 million, or $0.09 per diluted share, for the second quarter of 2013. For the six months ended June 30, 2014, net income available to common shareholders was $147.4 million, or $0.36 per diluted share, compared to $89.8 million, or $0.22 per diluted share, through June 30, 2013.

FFO, a widely accepted supplemental measure of REIT performance, was $141.2 million, or $0.34 per diluted share, for the second quarter of 2014 compared to $141.6 million, or $0.35 per diluted share, for the second quarter of 2013. For the six months ended June 30, 2014, FFO was $279.6 million, or $0.68 per diluted share compared to $276.5 million, or $0.68 per diluted share, for the same period last year.

FFO as adjusted, which excludes the effects of non-operating impairments as well as transactional income and expenses, was $143.2 million, or $0.35 per diluted share, for the second quarter of 2014 compared to $142.1 million, or $0.35 per diluted share, for the second quarter of 2013. FFO as adjusted for the six months ended June 30, 2014 was $284.0 million, or $0.69 per diluted share, compared to $274.3 million, or $0.67 per diluted share, for the same period in 2013.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Operating Results

Second quarter 2014 shopping center portfolio operating results:

  Pro-rata occupancy in both the U.S. and combined (including Canada and Latin America) portfolios increased 110 basis points over the second quarter of 2013 to 95.0% and 94.8%, respectively.
  U.S. shopping center portfolio pro-rata occupancy for anchor space (10,000 square feet and greater) was 97.8%, an 80 basis-point increase from the second quarter of 2013. The pro-rata occupancy for small shop space increased 200 basis points to 86.3% during this same period.
  U.S. portfolio pro-rata rental-rate leasing spreads increased 9.7% with rental rates for new leases up 13.3% and renewals/options increasing 8.2%. Pro-rata rental-rate leasing spreads in Canada and Latin America increased 10.4% and 12.3%, respectively.
  U.S. same-property net operating income (NOI) increased 2.5%, including a 40 basis point increase from the inclusion of redevelopments, compared to the second quarter of 2013.
  Combined same-property NOI, excluding the impact of foreign currency, increased 2.8% over the second quarter of 2013 with positive same-property NOI in Canada (+3.6%) and Latin America (+11.1%). Combined same-property NOI, including the impact of foreign currency, increased 2.0% over the same period in 2013.
  Total leases executed in the combined portfolio: 541 new leases, renewals and options totaling 2.1 million square feet.

Investment Activity

Acquisitions:

  As previously announced, Kimco completed the acquisition of a 24-property retail portfolio located predominately in the Boston metropolitan market, comprising 1.4 million square feet, for a total purchase price of $270.0 million, including $120.5 million of mortgage debt.
  The company purchased the remaining 60.9% interest in the 12-property Kimco Income Fund I portfolio (KIF I) from its joint venture partners for a gross price of $408.0 million, including $38.2 million of mortgage debt. Kimco earned a cash promote of approximately $18.8 million, which was used to reduce the company’s overall cash payment to $251.4 million.
  Subsequent to the second quarter, the company acquired a portfolio of 10 predominantly grocery-anchored shopping centers from its joint venture with SEB Asset Management for a gross price of $275.8 million. Kimco paid approximately $69.8 million for its partner’s 85% equity interest which was subject to $193.6 million of mortgage debt.

Dispositions:

United States

  During the second quarter, Kimco sold ownership interests in 15 U.S. properties (including eight properties held in joint ventures) totaling 1.7 million square feet for a gross sales price of $185.6 million, including $23.3 million of mortgage debt. The company’s share of the proceeds from these sales was $121.5 million.
  Subsequent to the second quarter, Kimco sold 11 properties totaling 704,000 square feet for a gross sales price of $103.9 million. The company’s share of the proceeds from these sales was $90.8 million.
  Kimco currently has 44 properties for sale that are under contract, including several portfolios, totaling approximately $325.8 million, of which the company’s share is approximately $260.4 million.

Mexico and South America (Latin America)

  As previously announced during the second quarter, Kimco completed the sale of four retail properties in Mexico for a gross sales price of 1.1 billion Mexican pesos ($82.1 million). The company’s pro-rata share of the proceeds was approximately 688.1 million pesos ($53.3 million).
  Kimco executed a contract of sale for three shopping centers in Mexico for a gross sales price of 1.5 billion pesos ($112.3 million) that is expected to close in the third quarter of 2014. The company’s pro-rata share of the sales price is approximately 1.3 billion pesos ($100.5 million). These transactions represent another step toward Kimco’s commitment to exit Latin America with the company successfully monetizing approximately 70% of its original investment in Mexico since 2013.

Capital Structure

During the second quarter, the company issued $500 million of seven-year senior unsecured notes due in May 2021 with a coupon rate of 3.20%. The net proceeds were used to (i) partially reduce borrowings under the company’s unsecured revolving credit facility, (ii) repay $294.6 million of senior unsecured notes that matured in June 2014 with a weighted average interest rate of 5.20%, and (iii) pre-fund $97.6 million of mortgage debt having a blended interest rate of 6.14% during the remainder of 2014.

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.225 per common share, payable on October 15, 2014, to shareholders of record on October 3, 2014, with an ex-dividend date of October 1, 2014. This dividend represents a 7.1% increase over the previous dividend paid for the comparable period in 2013.

The board of directors also declared quarterly dividends with respect to the company’s various series of cumulative redeemable preferred shares (Class H, Class I, Class J and Class K). All dividends on the preferred shares will be paid on October 15, 2014, to shareholders of record on October 2, 2014, with an ex-dividend date of September 30, 2014.

2014 Guidance

The company affirms its 2014 full-year guidance range for FFO as adjusted, which does not include any estimate for transactional activities or non-operating impairments, of $1.36 - $1.40 per diluted share.

Estimated 2014 shopping center operating metrics for the combined portfolio remain as follows:

  Combined portfolio occupancy: +50 to +75 basis points
  Combined same-property NOI: +2.5% to +3.5%

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Wednesday, July 30, 2014, at 10:00 a.m. EDT. The call will include a review of the company’s second quarter 2014 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 0905306).

A replay will be available through 9:00 a.m. EDT on September 1, 2014 by dialing 1-877-344-7529 (Passcode: 10047822). Access to the live call and replay will be available on the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, New York, that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of June 30, 2014, the company owned interests in 840 shopping centers comprising 121 million square feet of leasable space across 41 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition, disposition and redevelopment opportunities, (ix) valuation and risks related to our joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission (SEC) filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2013. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2013, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014		2013		2014		2013
Revenues
Revenues from rental properties	$251,723		$218,070		$484,592		$431,999
Management and other fee income	8,526		9,049		17,567		17,442
Total revenues	260,249		227,119		502,159		449,441

Operating expenses
Rent	3,498		3,376		6,803		6,697
Real estate taxes	32,521		27,640		63,655		55,929
Operating and maintenance	31,394		27,074		60,041		51,751
General and administrative expenses	28,827		31,319		66,008		65,321
Provision for doubtful accounts	1,901		3,019		3,610		4,895
Impairment charges	88,373		24,839		90,643		25,237
Depreciation and amortization	65,963		58,673		125,647		116,385
Total operating expenses	252,477		175,940		416,407		326,215
Operating income	7,772		51,179		85,752		123,226

Other income/(expense)
Mortgage financing income	428		1,430		2,127		2,416
Interest, dividends and other investment income	411		6,479		450		9,048
Other expense, net	(322)		(1,840)		(2,541)		(4,838)
Interest expense	(52,821)		(55,018)		(103,421)		(108,476)
Income/(loss) from continuing operations before income taxes, equity in income of joint ventures, gain/(loss) on change in control
of interests and equity in income from other real estate investments	(44,532)		2,230		(17,633)		21,376

Benefit/(provision) for income taxes, net	586		12,204		(7,539)		(3,127)
Equity in income of joint ventures, net	45,025		59,504		98,286		83,616
Gain/(loss) on change in control of interests, net	65,598		(1,459)		69,342		21,711
Equity in income of other real estate investments, net	7,014		8,200		10,367		19,363
Income from continuing operations	73,691		80,679		152,823		142,939

Discontinued operations
Income from discontinued operating properties, net of tax	2,299		9,095		13,688		17,138
Impairment/loss on operating properties sold, net of tax	(4,636)		(38,371)		(8,634)		(41,202)
Gain on disposition of operating properties, net of tax	20,207		1,869		29,544		4,365
Income/(loss) from discontinued operations	17,870		(27,407)		34,598		(19,699)
Gain on sale of operating properties, net of tax (1)	389		-		389		540
Net income	91,950		53,272		187,810		123,780
Net income attributable to noncontrolling interests (3)	(2,438)		(2,133)		(11,298)		(4,871)
Net income attributable to the Company	89,512		51,139		176,512		118,909
Preferred stock dividends	(14,573)		(14,573)		(29,147)		(29,147)
Net income available to the Company's common shareholders	$74,939		$36,566		$147,365		$89,762
Per common share:
Income from continuing operations: (3)
Basic	$0.14		$0.16		$0.29		$0.27
Diluted	$0.14	(2)	$0.16	(2)	$0.29	(2)	$0.27	(2)
Net income: (4)
Basic	$0.18		$0.09		$0.36		$0.22
Diluted	$0.18	(2)	$0.09	(2)	$0.36	(2)	$0.22	(2)

Weighted average shares:
Basic	408,902		407,640		408,636		407,154
Diluted	410,005		408,831		409,682		408,163

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($2,438) and ($2,133) for the quarters ended June 30, 2014 and 2013, and ($11,298) and ($4,871) for the six months ended June 30, 2014 and 2013, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $410 and $352 for the quarters ended June 30, 2014 and 2013 and $819 and $705 for the six months ended June 30, 2014 and 2013, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(unaudited)

	June 30,	March 31,	December 31,
	2014	2014	2013
Assets:
Operating real estate, net of accumulated depreciation
of $1,941,902, $1,916,505 and 1,878,681 respectively	$7,752,897	$7,291,039	$7,146,845
Investments and advances in real estate joint ventures	1,128,254	1,198,424	1,257,010
Real estate under development	79,760	97,990	97,818
Other real estate investments	264,687	266,584	274,641
Mortgages and other financing receivables	23,467	23,475	30,243
Cash and cash equivalents	192,183	268,911	148,768
Marketable securities	75,019	63,312	62,766
Accounts and notes receivable	162,148	158,528	164,326
Other assets	511,957	465,434	481,213
Total assets	$10,190,372	$9,833,697	$9,663,630

Liabilities:
Notes payable	$3,533,306	$3,305,065	$3,186,047
Mortgages payable	1,197,065	1,075,281	1,035,354
Dividends payable	104,786	104,670	104,496
Other liabilities	515,133	515,032	482,054
Total liabilities	5,350,290	5,000,048	4,807,951
Redeemable noncontrolling interests	91,363	91,319	86,153

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,961,200 shares
102,000 shares issued and outstanding (in series)
Aggregate liquidation preference $975,000	102	102	102
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 411,019,382, 410,506,232, and 409,731,058 shares, respectively	4,110	4,105	4,097
Paid-in capital	5,715,543	5,705,869	5,689,258
Cumulative distributions in excess of net income	(1,033,535)	(1,015,995)	(996,058)
Accumulated other comprehensive income	(59,592)	(76,870)	(64,982)
Total stockholders' equity	4,626,628	4,617,211	4,632,417
Noncontrolling interests	122,091	125,119	137,109
Total equity	4,748,719	4,742,330	4,769,526
Total liabilities and equity	$10,190,372	$9,833,697	$9,663,630

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
TO FUNDS FROM OPERATIONS - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014		2013		2014		2013
Net income available to common shareholders	$74,939		$36,566		$147,365		$89,762
Gain on disposition of operating property, net of noncontrolling interests	(19,820)		(1,869)		(29,158)		(4,904)
Gain on disposition of joint venture operating properties	(87,959)		(37,454)		(111,424)		(50,756)
Depreciation and amortization - real estate related	65,512		62,514		124,993		123,297
Depr. and amort. - real estate jv's, net of noncontrolling interests	22,886		32,089		49,409		65,050
Impairments of operating properties, net of tax and noncontrolling interests	85,652		49,796		98,417		54,073
Funds from operations	141,210		141,642		279,602		276,522
Transactional charges / (income), net	2,018		480		4,445		(2,219)
Funds from operations as adjusted	$143,228		$142,122		$284,047		$274,303

Weighted average shares outstanding for FFO calculations:
Basic	408,902		407,640		408,636		407,154
Units	1,519		1,519		1,521		1,524
Dilutive effect of equity awards	2,923		2,780		2,867		2,598
Diluted	413,344	(1)	411,939	(1)	413,024	(1)	411,276	(1)

FFO per common share - basic	$0.35		$0.35		$0.68		$0.68
FFO per common share - diluted	$0.34	(1)	$0.35	(1)	$0.68	(1)	$0.68	(1)
FFO as adjusted per common share - diluted	$0.35	(1)	$0.35	(1)	$0.69	(1)	$0.67	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $721 and $625 for the three months ended June 30, 2014 and 2013, and $1,441 and $1,249 for the six months ended June 30, 2014 and 2013, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Income From Continuing Operations
to Same Property Net Operating Income "Same Property NOI"
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Income from continuing operations	$73,691	$80,679	$152,823	$142,939
Adjustments:
Management and other fee income	(8,526)	(9,049)	(17,567)	(17,442)
General and administrative expenses	28,827	31,319	66,008	65,321
Impairment of property carrying values	88,373	24,839	90,643	25,237
Depreciation and amortization	65,963	58,673	125,647	116,385
Other expense, net	52,304	48,949	103,385	101,850
(Benefit)/provision for income taxes, net	(586)	(12,204)	7,539	3,127
(Gain)/loss on change in control of interests	(65,598)	1,459	(69,342)	(21,711)
Equity in income of other real estate investments, net	(7,014)	(8,200)	(10,367)	(19,363)
Non same property net operating income	(18,405)	(23,242)	(33,331)	(47,768)
Non-operational expense from joint ventures, net	32,946	44,123	62,655	122,381
Same Property NOI	$241,975	$237,346	$478,093	$470,956
Impact from foreign currency	-	(2,008)	-	(4,331)
Same Property NOI, before foreign currency impact	$241,975	$235,338	$478,093	$466,625

Same Property Net Operating Income is a supplemental non-GAAP financial measure of real estate companies’ operating performance. Same Property NOI is considered by management to be an important performance measure of Kimco's operations and management believes that it is helpful to investors as a measure of Kimco's operating performance because it includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods and excludes properties under development and pending stabilization. As such, Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of Kimco's properties.

Same Property NOI is calculated using revenues from rental properties (excluding straight-line rents, lease termination fees and above/below market rents) less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate (two years for Latin American properties).

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2014
	Low	High
Projected diluted net income available to common
shareholder per share	$0.59	$0.63

Projected depreciation & amortization	0.65	0.67

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.22	0.24

Gain on disposition of operating properties	(0.07)	(0.09)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.27)	(0.29)

Impairments of operating properties, net of tax
and noncontrolling interests	0.24	0.24

Projected FFO per diluted common share	$1.36	$1.40

Transactional income, net	-	-

Projected FFO, as adjusted per diluted common share	$1.36	$1.40

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release. Under U.S. GAAP, the company is required to release cumulative translation adjustment (“CTA”) balances into earnings when the company has substantially liquidated its investment in a foreign entity. CTAs result from currency fluctuations between local currency and the U.S. dollar during the period in which the company held its investment and are recorded as a component of Accumulated other comprehensive income (“AOCI”) on the company’s Condensed Consolidated Balance Sheets. During 2013, the company began selling properties within its Latin American portfolio and the company may, in the near term, substantially liquidate all of its investments in this portfolio which will require the then unrealized loss on foreign currency translation to be recognized as a charge against earnings. The final impact of currency will apply to the respective gains and losses on the sale of these operating properties and will not have an impact on FFO or FFO as adjusted. At June 30, 2014, the aggregate CTA net loss balance relating to the company’s Latin American portfolio was $117.0 million.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications